Exhibit 99.1
Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Reports First-Quarter 2020 Financial and Operational Results

OKLAHOMA CITY – May 5, 2020 – Devon Energy Corp. (NYSE: DVN) today reported operational and financial results for the first-quarter 2020. Supplemental financial tables for first-quarter results along with updated 2020 guidance are available on the company’s website at www.devonenergy.com.

First-Quarter Highlights

•	Efficiencies drove upstream capital expenditures 12 percent below midpoint guidance
•	First-quarter oil production exceeded guidance by 3,000 barrels per day
•	Operating cash flow increased 21 percent year-over-year to $529 million
•	Free cash flow generation reached $104 million
•	Maintained strong financial position with $4.7 billion of liquidity, no near-term debt maturities

Updated 2020 Outlook

•	Capital investment reduced 45 percent from original plan to $1 billion
•	Oil production expected to be essentially flat compared to 2019
•	Guidance assumes 10,000 barrels per day of oil curtailments in the second quarter
•	Hedges protect approximately 90 percent of oil volumes at $42 per barrel
•	Full-year cost outlook improved by $250 million, includes executive pay reductions
•	Barnett Shale asset sale process on track to close by year-end

“These are truly extraordinary times, as we cope with the impact of a global crisis that has touched all our lives, and I want to thank everyone in our communities working to keep people safe,” said Dave Hager, president and CEO. “At Devon, our top priority, as always, is ensuring the health and safety of our employees, and I want to acknowledge our team’s tireless efforts as they remain keenly focused on executing our business plan.

“Importantly, due to our recently completed portfolio transformation, Devon has entered these difficult times with the benefit of a strong balance sheet, excellent liquidity and top-tier assets,” Hager said. “In this uncertain environment, our top strategic priority is to preserve our financial strength, and our decisive actions to date have accomplished exactly that. Our swift response to recalibrate drilling and completion activity and lower operating costs ensures that we can fund all our 2020 capital requirements within cash flow. We are confident that we will emerge from this downturn a strong company, and we are well positioned to take full advantage of our high-quality portfolio when commodity prices normalize.”

First-Quarter 2020 Operating Results

Net production from retained assets averaged 348,000 oil-equivalent barrels (Boe) per day during the first quarter. Oil production averaged 163,000 barrels per day, a 15 percent increase from the same period a year ago. This result exceeded the company’s midpoint guidance by 3,000 barrels per day due to strong operating results in the Delaware Basin.

Capital spending in the first quarter was $391 million, or 12 percent below midpoint guidance. This positive variance was attributable to efficiency gains achieved by the company’s Wolfcamp program in the Delaware Basin.

Upstream revenue, excluding derivative valuation changes, totaled $908 million in the first quarter. This represents a 5 percent decrease in revenue compared to the first quarter of 2019 due to lower commodity prices.

Production expense averaged $10.02 per Boe in the first quarter. Including costs reclassified to discontinued operations, production costs declined 6 percent compared to the year-ago quarter. This improved result was driven by lower lease operating expenses across Devon’s retained U.S. asset portfolio and the divestiture of higher-cost assets.

Corporate costs also declined during the quarter. General and administrative (G&A) expenses totaled $102 million in the first quarter. Including costs reclassified to discontinued operations, Devon’s G&A expense improved 33 percent year-over-year, driven by reduced personnel expense. Financing costs (including discontinued operations) were reduced $8 million year-over-year due to the company’s ongoing debt-reduction program.

Additional items that improved the company’s cost structure in the first quarter were a $47 million credit to other expenses resulting from a prior-period severance tax refund and a $96 million income tax benefit resulting from recent tax legislation.

Asset-Level Overview

Key operational highlights from Devon’s retained assets are covered below. For more detailed results and commentary regarding Devon’s operations and outlook, please refer to the company’s first-quarter 2020 earnings presentation at www.devonenergy.com.

Delaware Basin: Net production averaged 162,000 Boe per day, a 51 percent increase compared to the first-quarter 2019. First-quarter volume growth was driven by 32 new wells averaging 30-day rates of 2,500 Boe per day (67 percent oil). Completed well costs in the Wolfcamp formation during the first quarter averaged $705 per foot, a 42 percent improvement compared to the 2018 average. The company also continued to improve its field-level operating costs, with production expense declining 11 percent year-over-year to $8.47 per Boe.

Powder River Basin: Net production averaged 29,000 Boe per day, of which 74 percent was light oil. In the quarter, Devon brought online 14 new wells at an average completed well cost of $6.4 million. The capital program was highlighted by appraisal work in the emerging Niobrara oil play. The Tillard 36-4X, targeting the Niobrara B interval, positively responded to increased stimulation and a slower flowback approach to deliver an average 90-day rate of 1,200 Boe per day (85 percent oil).

Eagle Ford: First-quarter net production averaged 50,000 Boe per day. The company brought online 30 wells in the quarter, with completed well costs averaging $6.4 million. This activity was highlighted by a 4-well redevelopment spacing test targeting the Upper Eagle Ford interval. This 4-well test attained average 30-day rates of 2,000 Boe per day per well (60 percent oil) and confirmed spacing potential of up to 12 wells per section in the Upper Eagle Ford.

Anadarko Basin: Net production averaged 98,000 Boe per day. The company’s operational focus during the quarter was concentrated on optimizing base production and reducing controllable downtime across the field. New well activity in the quarter was limited to 4 operated wells targeting the Meramec formation in Kingfisher County. These development wells averaged 30-day rates of 1,200 Boe per day.

Financial Highlights

Devon’s financial position continues to remain exceptionally strong with excellent liquidity and low leverage. The company exited the first quarter with $1.7 billion of cash (inclusive of restricted cash) and an undrawn credit facility of $3 billion. At the end of the quarter, Devon had an outstanding debt balance of $4.3 billion with no outstanding debt maturities occurring until late 2025.

Further enhancing liquidity was the company’s amended Barnett Shale purchase and sale agreement. Under the revised terms announced last month, Devon has agreed to sell its Barnett Shale assets for up to $830 million of total proceeds, consisting of $570 million in cash at closing and contingent payments of up to $260 million. As part of the amendment, Devon received an increased deposit of $170 million, and the scheduled closing date for the transaction was extended from April 15, 2020, to Dec. 31, 2020.

Devon’s financial strength is also enhanced by its attractive hedge position, where approximately 90 percent of expected oil production is protected for the remainder of 2020. These contracts, based off the West Texas Intermediate (WTI) oil benchmark, provide an average protected floor price of $42 per barrel.

The company invested $38 million to repurchase 2.2 million shares of its common stock in the first quarter. Devon has suspended its share repurchase program to preserve liquidity in light of the COVID-19 pandemic.

First-Quarter Earnings and Cash-Flow Results

Devon’s operating cash flow from continuing operations totaled $529 million in the first quarter, a 21 percent increase compared to the same period a year ago. This level of cash flow funded all capital requirements and generated $104 million of free cash flow in the quarter.

The company reported a net loss of $1.8 billion, or $4.82 per diluted share in the first quarter. The quarterly loss was attributable to $2.8 billion of non-cash impairment charges due to asset evaluations associated with current business conditions. Adjusting for this charge and other items analysts typically exclude from estimates, Devon’s core earnings were $48 million, or $0.13 per diluted share.

Updated Guidance

As previously announced on March 30, 2020, Devon has elected to reduce its capital expenditures by $800 million for the full-year 2020. The revised capital outlook of approximately $1 billion represents a reduction of nearly 45 percent compared to the company’s original 2020 capital budget. For the second quarter of 2020, Devon expects to invest approximately $200 million to $250 million of capital.

With this revised capital program, the company expects second-quarter oil production to average 145,000 to 155,000 barrels per day. Included within the company’s second-quarter production outlook is the election to curtail 10,000 barrels per day due to low commodity prices. Given the ongoing price volatility, curtailment decisions are expected to be made on a month-to-month basis. For the full-year, Devon expects oil production to be essentially flat compared to 2019.

The company is lowering its 2020 expense outlook by $250 million to $1.65 billion. The improved cost structure is driven by expectations of lower production costs across Devon’s portfolio coupled with reductions in G&A expenses. The reduction in G&A includes an expected decrease in executive cash compensation of approximately 40 percent compared to 2019.

Detailed forward-looking guidance for the second quarter and updated full-year 2020 are available on the company’s website at www.devonenergy.com.

Environmental, Social & Governance

Devon strives to deliver results that balance economic growth, environmental stewardship, strong governance and social responsibility. For access to Devon’s sustainability report, please visit www.devonenergy.com/sustainability. This report highlights the company’s commitment to operating a responsible, safe and ethical business while providing transparent reporting to all stakeholders.

Conference Call Webcast and Supplemental Earnings Materials

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s first-quarter conference call will be held at 9 a.m. Central (10 a.m. Eastern) on Wednesday, May 6, 2020, and will serve primarily as a forum for analyst and investor questions and answers.

Non-GAAP Disclosures

This release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website at www.devonenergy.com and in our related Form 10-Q.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong corporate-level returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com and see our related Form 10-K.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the SEC. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases such as “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, including, but not limited to those, identified below.

The COVID-19 pandemic and its related repercussions have created significant volatility, uncertainty and turmoil in the global economy and our industry.  This turmoil has included an unprecedented supply-and-demand imbalance for oil and other commodities, resulting in a swift and material decline in commodity prices in early 2020.  Our future actual results could differ materially from the forward-looking statements in this press release due to the COVID-19 pandemic and related impacts, including, by, among other things: contributing to a sustained or further deterioration in commodity prices; causing takeaway capacity constraints for production, resulting in further production shut-ins and additional downward pressure on impacted regional pricing differentials; limiting our ability to access sources of capital due to disruptions in financial markets; increasing the risk of a downgrade from credit rating agencies; exacerbating counterparty credit risks and the risk of supply chain interruptions; and increasing the risk of operational disruptions due to social distancing measures and other changes to business practices.

In addition to the risks associated with the COVID-19 pandemic and its related impacts, our actual future results could differ materially from our expectations due to other factors, including, among other things: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; and any of the other risks and uncertainties discussed in our 2019 Annual Report on Form 10-K, our first-quarter 2020 Form 10-Q  and our other filings with the SEC.

All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We assume no duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496